UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2007

MTS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-2382	41-0908057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Technology Drive
Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 937-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 18, 2007, MTS Systems Corporation (the “Company”) entered into a $75 million senior unsecured five-year revolving credit facility (the “Credit Agreement” or the “Revolving Credit Facility”) among the Company, Wells Fargo Bank, National Association, Fifth Third Bank and The Bank of Tokyo Mitsubishi UFJ, Ltd. as Co-Documentation Agents, U.S. Bank National Association as Syndication Agent, JPMorgan Chase Bank, N.A. as Administrative Agent (collectively, the “Lenders”), and J.P. Morgan Securities Inc. as Sole Bookrunner and Sole Lead Arranger. The Company did not draw on the Revolving Credit Facility at closing.

The entire amount of the Revolving Credit Facility is available to the Company and to each foreign subsidiary borrower (as defined in the Credit Agreement), which shall become a party to the Credit Agreement, on a revolving basis in amounts in the U.S. Dollar equivalent amount of up to $75 million (collectively, the “Loans”). Amounts borrowed in euro, Japanese Yen, Pound Sterling, Canadian Dollars, Swiss Francs and such other currencies as may be agreed to by the Administrative Agent and the Lenders (each, a “Eurocurrency Revolving Loan”), are limited to the total U.S. Dollar equivalent aggregate amount of $50 million. The Company may also from time to time elect to increase the commitments of the Lenders or enter into one or more tranches of term loans in minimum increments of $10 million up to an aggregate amount of $50 million as such increases may be agreed to by the Company, the Administrative Agent and each of the Lenders and/or one or more new banks, financial institutions or other entities. The proceeds of the Loans will be used for general corporate purposes (including working capital financing, permitted acquisitions, share repurchases and other restricted payments as permitted under the Credit Agreement), of the Company and its subsidiaries in the ordinary course of business.

Request for borrowings will be categorized by the Company and the Lenders as defined in the Credit Agreement. The primary categories of borrowing include Eurocurrency Borrowing, ABR Borrowing, and Swingline Loans. ABR Borrowings and Swingline Loans made in U.S. Dollars under the Credit Agreement bear interest at a rate per annum equal to the greater of (a) the Prime Rate (as defined in the Credit Agreement) in effect on such day and (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus ½ of 1%. Eurocurrency Borrowings made under the Credit Agreement bear interest at a rate per annum equal to the adjusted LIBO Rate for the interest period in effect for such Eurocurrency Borrowing plus the value in the Eurocurrency Spread column of the imbedded chart based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Commitment Fee Rate	Eurocurrency Spread	Performance and Commercial L/C Rate
Category 1:	< 1.00 to 1.00	0.09%	0.45%	0.225%
Category 2:	> 1.00 to 1.00 but < 1.50 to 1.00	0.10%	0.50%	0.25%
Category 3:	> 1.50 to 1.00 but < 2.00 to 1.00	0.125%	0.625%	0.3125%
Category 4:	> 2.00 to 1.00 but < 2.50 to 1.00	0.15%	0.75%	0.375%
Category 5:	> 2.50 to 1.00	0.175%	1.00%	0.50%

Under the Credit Agreement, the Company will pay a commitment fee to or for the benefit of each Lender on the average daily amount of the available revolving commitment of such Lender during the period from the effective date of each Loan until such commitment terminates. The Company will also pay a participation fee to or for the benefit of each Lender with respect to each such Lender’s participations in Letters of Credit.

The principal balance of all outstanding Loans and any accrued and unpaid interest will be due and payable in full on the maturity date, December 18, 2012. In addition, upon the occurrence and during the continuance of any event of default under the Credit Agreement, the Administrative Agent may, at the request of the Required Lenders, terminate the commitments and declare the Loans then outstanding to be due and payable in whole (or in part), and exercise other customary rights and remedies.

Under the Credit Agreement, the Company and each Borrower party thereto are subject to customary affirmative and negative covenants, including restrictions on their ability to incur debt, create liens, dispose of assets, make investments, loans, advances, guarantees and acquisitions, enter into transactions with affiliates, and enter into any restrictive agreements, and customary events of default (including payment defaults, covenant defaults, change of control defaults and bankruptcy defaults). The Credit Agreement also contains financial covenants, including a maximum leverage ratio and a minimum interest rate ratio.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. The foregoing description of the Credit Agreement is not complete or definitive and is qualified in its entirety by reference to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit	Description

10.1

Credit Agreement dated December 18, 2007 among MTS Systems Corporation, Wells Fargo Bank, National Association, Fifth Third Bank, The Bank of Tokyo Mitsubishi UFJ, Ltd., U.S. Bank National Association, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc.

99.1	Press Release dated December 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MTS SYSTEMS CORPORATION
(Registrant)

Date: December 21, 2007	By:	/s/ Susan E. Knight
Susan E. Knight
Vice President and Chief Financial Officer

MTS SYSTEMS CORPORATION

FORM 8-K REPORT

INDEX TO EXHIBITS

Exhibit No.	Description

10.1

Credit Agreement dated December 18, 2007 among MTS Systems Corporation, Wells Fargo Bank, National Association, Fifth Third Bank, The Bank of Tokyo Mitsubishi UFJ, Ltd., U.S. Bank National Association, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc.

99.1	Press Release dated December 21, 2007.